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                                                                      EXHIBIT 11

                      SENSORMATIC ELECTRONICS CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                 (IN THOUSANDS)

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
                                                                 Three months ended
                                                                    September 30,
                                                                1994             1993
                                                               ------           ------
Income:

   Net income for primary
     computation                                              $20,091           $14,806

   Add interest expense (net
     of tax) on 7% convertible
       subordinated debentures                                      -             1,291
                                                              -------           -------

   Adjusted net income for fully
     diluted computation                                      $20,091           $16,097
                                                              =======           =======

Common shares (1):

   Weighted average shares
     outstanding during the period                             68,520            58,289

   Potential dilutive exercise of
     stock options and warrants (2)                             1,348             1,983
                                                              -------           -------

   Shares included in computation
     of primary earnings per share                             69,868            60,272

   Shares issuable on conversion
     of 7% convertible subordinated
       debentures                                                   -             7,287

   Maximum dilution of stock
     options and warrants (3)                                     158                30
                                                              -------           -------

   Shares included in computation of
     fully diluted earnings per
       share                                                   70,026            67,589
                                                              =======           =======
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(1) Share amounts for the three months ended September 30, 1993 reflect the three-for-two stock split declared in November 1993.

(2) Computed under the treasury stock method based on the average stock price during the periods.

(3) Computed under the treasury stock method based on stock price at end of periods if higher than the average price during the periods.